UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 26, 2007

(Date of earliest event reported)

Optionable, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51837	52-2219407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 Columbus Avenue Valhalla, NY	10595
(Address of principal executive offices)	(Zip Code)

914-773-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)       On November 26, 2007, the Board of Directors (the “Board”) of Optionable, Inc. (the “Company”), in accordance with the authority granted to the Board in the Company’s By-laws, established that the Board consists of three members and elected Thomas Burchill and Dov Rauchwerger (the “New Directors”) to fill the vacancies on the Board of Directors to serve in accordance with the By-laws of the Company. The Board does not currently have any committees. The entire Board performs the functions that would otherwise be performed by a committee.

Mr. Burchill worked at Hearst, ABC and Viacom, serving, beginning in 1984, as the first President and Chief Executive Officer of Lifetime Television, owned by the three companies. In 1993, Mr. Burchill, as Chairman and Chief Executive Officer of Petry Television, was responsible for reengineering that company with computer technology initiatives and subsequently oversaw the acquisition of, and successful integration of, a competitor, John Blair Co. Since 2001, Mr. Burchill has provided leadership or advisory assistance to a number of early stage companies that serve the media sector, including Mitra Technologies, a traffic and billing software firm, and SB3 Inc., a media focused business intelligence firm. Mr. Burchill is also active in a number of industry organizations, including service as Chairman of the Cable Television Advertising Bureau and as a member of the Board of Directors of both the Television Bureau of Advertising and the International Radio and Television Society. Mr. Burchill holds degrees from Holy Cross College and the Columbia University Graduate School of Business.

Mr. Rauchwerger has been involved in all aspects of business as a business owner and manager, from marketing, development and negotiations to financing and human resources. Mr. Rauchwerger re-built the electronics business of Adi-Aviv Electronics, an electronic wholesale and distribution business, where he served as Vice President from 2000 to 2001 and Managing Partner from 2001 to 2007. In February 2007, Mr. Rauchwerger founded, and continues to serve as the Managing Partner of, Northern Lights Electronics, a full service consumer electronics wholesaler, distributor and reseller. Mr. Rauchwerger graduated magnum cum laude with a bachelor of arts degree from Rollins College in May 1998.

In connection with the Board’s appointment of the New Directors, the Board approved compensation to be paid to the New Directors in return for their service on the Board. The Board also approved, and on November 26, 2007, the Company entered into, a letter agreement with each of the New Directors (the “New Director Agreements”) which sets forth the compensation to be paid to the New Directors in return for their service on the Board. The Company will pay Mr. Burchill $100,000 as annual compensation to be paid in 12 equal monthly payments. The Company will pay Mr. Rauchwerger $25,000 as annual compensation to be paid in 12 equal monthly installments. The New Director Agreement, dated November 26, 2007, between the Company and Mr. Burchill and the New Director Agreement, dated November 26, 2007, between the Company and Mr. Rauchwerger are attached hereto as Exhibits 10.1 and 10.2, respectively.

On November 26, 2007, the Board also approved a grant of 250,000 options to each of the New Directors. 50,000 options of each of such grant vested upon the grant and the remainder will vest at a rate of 50,000 options on each six month anniversary of the grant through November 26, 2009. The options expire on the five year anniversary of the grant. The Company entered into a stock option agreement with each New Director in the form approved by the Board (each, a “Stock Option Agreement”). The Stock Option Agreement, dated November 26, 2007, between the Company and Mr. Burchill and the Stock Option Agreement, dated November 26, 2007 (each, a “Stock Option Agreement”), between the Company and Mr. Rauchwerger are attached hereto as Exhibits 10.3 and 10.4, respectively.

The foregoing descriptions of the New Director Agreements and Stock Option Agreements do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are furnished as part of this report:

Exhibit No.	Description

10.1	Letter Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Thomas Burchill.
10.2	Letter Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Dov Rauchwerger.
10.3	Stock Option Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Thomas Burchill.
10.4	Stock Option Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Dov Rauchwerger.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 29, 2007	OPTIONABLE, INC.

	By:	/s/ Marc-Andre Boisseau
Name: Marc-Andre Boisseau Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Thomas Burchill.
10.2	Letter Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Dov Rauchwerger.
10.3	Stock Option Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Thomas Burchill.
10.4	Stock Option Agreement, dated as of November 26, 2007, by and between Optionable, Inc. and Dov Rauchwerger.

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